Exhibit 10.45




                            [RJR NABISCO LETTERHEAD]



                                   December 28, 1995



Andrew J. Schindler

          Re:  Participation Agreement-
               RJR Nabisco, Inc. Supplemental Executive Retirement Plan

Dear Andy:

     You have been approved as a Participant in the RJR Nabisco, Inc. Supplemental Executive Retirement Plan ("SERP") as modified by this Participation Agreement.

     The SERP has been designed to facilitate succession planning at the executive level. Part of this planning process involves establishing in advance a retirement date for Participants on a basis that is mutually agreeable. The SERP provides a total retirement income that will exceed what you would otherwise be entitled to receive at such retirement date solely under the regular pension plan.

     In consideration of your participation, it is agreed that your Normal Retirement Age under the SERP shall be the first day of the month next following your 60th birthday, unless you become eligible to retire earlier under the SERP (a "Retirement Date") pursuant to the provisions of SERP Sections 3 (Eligibility) and 5 (Early Retirement); provided however, your Normal Retirement Age or other Retirement Date shall in any event not occur until the end of any period of Compensation Continuance under your Employment Agreement.

     In the event of a Change of Control (as defined in the RJR Nabisco Holdings Corp. Long-Term Incentive Plan), your benefit will be funded in a Rabbi Trust. At the earlier of (i) your Normal Retirement Age or (ii) other Retirement Date, an annuity shall be purchased from the Rabbi Trust and delivered to you.

     Please affirm your agreement to the terms of this letter by signing and returning to Jerry Angowitz the attached copy of this letter.

                              Very truly yours,

                              RJR NABISCO, INC.



                              By: /s/
                                  --------------------
                                  Chief Executive Officer


Agreed:



/s/ Andrew J. Schindler
-------------------------
Andrew J. Schindler